Exhibit 99.4

MarketWise Reports Financial Results for Second Quarter 2021

~ Second Quarter 2021 Revenue Increase of 71.7% Year over Year ~

~ Second Quarter Billings Increase of 50.4% Year over Year ~

~ Paid Subscribers Grew 45.5% Year-Over-Year to 1 Million ~

BALTIMORE, MD -- (BUSINESS WIRE)—MarketWise, LLC (NASDAQ: MKTW) (“MarketWise” or the “Company”), formerly known as Beacon Street Group, LLC, a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for the three and six months ended June 30, 2021.
Second Quarter 2021 Highlights(1)
▪Total revenue increased by 71.7% to $142.1 million in second quarter 2021 compared to $82.8 million in second quarter 2020
▪Total Billings increased by 50.4% to $185.1 million in second quarter 2021 compared to $123.1 million in second quarter 2020
▪Total net loss was $8.4 million in second quarter 2021 compared to a loss of $81.0 million in second quarter 2020; the net loss this quarter was entirely driven by $47.4 million in stock-based compensation, while stock-based compensation was $78.6 million in second quarter 2020
▪Cash flow from operations (“CFFO”) was $58.9 million in second quarter 2021 compared to $31.6 million in second quarter 2020
▪Adjusted CFFO, a non-GAAP measure, increased by 59.0% to $59.4 million in second quarter 2021 compared to $37.3 million in second quarter 2020
▪Adjusted CFFO margin, a non-GAAP measure, was 32.1% in second quarter 2021 compared to 30.3% in second quarter 2020
▪Deferred revenue increased by 63.7% to $707.5 million in second quarter 2021 compared to $432.2 million in second quarter 2020
▪Paid Subscribers increased by 45.5% to 1.0 million in second quarter 2021 compared to 0.7 million in second quarter 2020
▪Free Subscribers increased by 75.6% to 12.0 million in second quarter 2021 compared to 6.8 million in second quarter 2020
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below.

“We are very pleased with our results in the second quarter which was our second best quarter ever in both Billings and Adjusted Cash Flow from Operations. Our business continued to perform well as our subscribers continue to engage with us and explore our research products and software solutions. That resulted in significant growth in our year-over-year results,” said Mark Arnold, Chief Executive Officer of MarketWise. “When you consider that a number of our senior leaders were working on the go-public transaction, I think it makes our results even more impressive. While we are very pleased with our financial results this quarter, I would encourage our shareholders to keep the long-view in mind. We have been in business for over twenty years, have always been profitable, and treated our equity holders well. During that long history, there have been periods like this one when we were up significantly. We can’t promise our investors that things will always go up. What we can do is promise to do our best to run the business as if it were our own money at risk - because it is. This approach has served us well over the years and we have no plans to change that approach now that we are a public company.”
“Attracting, retaining and engaging the right subscribers continues to be a key focus of ours, as highlighted by the fact that our average revenue per user was $823 during the second quarter, an increase of 10.1% over the prior year period,” said Dale Lynch, Chief Financial Officer of MarketWise. “The scalable nature of our business allows us to deliver compelling and valuable content, analytics, and tools to our growing list of subscribers, while at the same time generating excellent financial returns and substantial free cash flow for our investors. We saw that clearly during the second quarter.”
Financial & Operational Results
Total revenues increased 71.7% to $142.1 million in second quarter 2021, compared to $82.8 million in second quarter 2020. The $59.3 million increase in total revenue was driven by increases in term subscription and lifetime subscription revenues of $43.4 million and $16.8 million, respectively. In particular, lifetime subscription growth and other deferred revenues from prior years continued to benefit us during second quarter 2021, contributing $81.8 million of revenue.
Total Billings for second quarter 2021 increased by 50.4% to $185.1 million compared to $123.1 million in second quarter 2020. It was primarily driven by strong lifetime and high value subscription sales, combined with strong new Paid Subscriber performance across our brands and publications. Approximately 45% of our Billings this quarter came from lifetime subscriptions, 54% from term subscriptions, and 1% from other Billings.
Total net loss for second quarter 2021 was $8.4 million compared to a $81.0 million net loss in second quarter 2020. The decrease in net loss was primarily due to an increase of revenue of $59.3 million as noted above, as well as a $31.2 million decrease attributable to stock-based compensation expense, partially offset by an increase in amortization of deferred contract acquisition costs of $10.6 million, and an increase in compensation and benefits of $8.6 million as a result of increased headcount.
Our stock-based compensation expense stemmed from certain provisions under MarketWise, LLC’s prior operating agreement and primarily relates to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value included in overall stock-based compensation expense. However, following the consummation of the transaction with Ascendant Digital Acquisition Corp. in July 2021 (the “Transaction”), MarketWise, LLC adopted a new operating agreement, and all Class B units were converted into common units of MarketWise, LLC, so all the stock based compensation associated with those Class B units being categorized as derivative liabilities will cease. Stock-based compensation going forward will be based upon any stock-based compensation associated with our new incentive award plan and is expected to be in line with stock-based compensation you may see at companies similar to MarketWise.

Total Paid Subscribers decreased by 7 thousand in second quarter 2021 as compared to first quarter 2021 and totaled 1.0 million at June 30, 2021. The slight decline in Paid Subscribers this quarter was due to a number of factors which we believe are related to the travel and leisure boom associated with the dramatic reopening of the economy. First, the cost of advertising began to increase through the second quarter as the travel and hospitality industries significantly increased their usage of digital mediums to market their products. This has tended to increase our per unit subscriber acquisition cost. Additionally, toward the end of the second quarter, we began to see what some are referring to as a “revenge travel boom,” as Americans began to make up for the inability to travel for the last sixteen months. As a result, we believe it currently costs more to get the attention of prospective customers who are venturing out rather than focusing on their investments. We focus closely on our break-even metrics, and as our per unit subscriber acquisition cost increases, we will adjust and focus our marketing on existing customers, for which that cost is close to zero. We will continue to evaluate our unit acquisition costs and believe that there should be some normalization as we get into the fall.
Subscriber count churn was at the higher end of the recent historic range indicated in our previous investor slide deck. After periods of rapid growth, it is not unusual to see a modest increase in churn as some of the less engaged, new Paid Subscribers churn off. Indicative of this, almost all of the subscribers who churned in the quarter did so having owned only one entry level publication. This is evidenced by the fact that their ARPU approximately matched the subscription price of our entry level publications. The 1.0 million subscribers at June 30, 2021 represents a 45.5% increase as compared to 0.7 million Paid Subscribers at June 30, 2020.
Total Free Subscribers increased sequentially by 1.1 million in second quarter 2021. The momentum in building the Free Subscriber pool continues to be a valuable source of new Paid Subscribers. Total Free Subscribers of 12.0 million at June 30, 2021 represents a 75.6% increase as compared to 6.8 million Free Subscribers at June 30, 2020.
ARPUs were $823 in second quarter 2021, an increase of 10.1% from $748 in second quarter 2020. This growth was driven by strong ongoing high-value conversions as indicated by customers buying additional higher value content at higher price points.

Cash Flow
Net cash provided by operating activities was $58.9 million in second quarter 2021 as compared to $31.6 million in second quarter 2020, due to a significant increase in Billings.
Adjusted CFFO was $59.4 million in second quarter of 2021, compared to $37.3 million in second quarter 2020, also due to a significant increase in Billings. Adjusted CFFO as a percentage of Billings was 32.1% in second quarter 2021 as compared to 30.3% in second quarter 2020.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO for each of the periods presented:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$58,914	$31,584	$151,218	$25,199
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	456	5,757	6,107	38,070
Adjusted CFFO	59,370	37,341	157,325	63,269

Billings	185,100	123,112	440,403	240,566
Adjusted CFFO margin	32.1%	30.3%	35.7%	26.3%
For more information on Adjusted CFFO and Adjusted CFFO Margin, see “Key Business Metrics and Non-GAAP Financial Measures” below.

Conference Call Details

As previously announced, the Company will hold a conference call to discuss its second quarter 2021 results today, August 12, 2021, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise Second Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13721861. The telephonic replay will be available until 11:59 p.m. Eastern Time on August 26, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.

Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about ongoing operating performance, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transaction, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 160 products, and serving a community of 13 million free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, the registration statement on Form S-4 and proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) and other documents filed by us from time to time with the SEC.

These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.
Income Statement

(Unaudited, in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$141,884	$81,905	$261,225	$157,739
Related party revenue	246	890	619	1,438
Total net revenue	142,130	82,795	261,844	159,177

Operating expenses:
Cost of revenue(1)(2)	26,826	27,477	159,638	42,158
Sales and marketing(1)(2)	56,926	49,241	148,711	89,573
General and administrative(1)(2)	64,661	84,498	572,090	120,951
Research and development(1)(2)	1,927	1,190	3,705	2,217
Depreciation and amortization	696	662	1,447	1,273
Related party expense	27	(17)	47	32
Total operating expenses	151,063	163,051	885,638	256,204
Loss from operations	(8,933)	(80,256)	(623,794)	(97,027)
Other (expense) income, net	530	(1,067)	303	(863)
Interest income, net	7	367	12	472
Net loss	(8,396)	(80,956)	(623,479)	(97,418)
Net loss attributable to non-controlling interests	(501)	(911)	(1,131)	(872)
Net loss attributable to MarketWise	$(7,895)	$(80,045)	$(622,348)	$(96,546)
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Vested Class B Units and change in fair value of Class B liability awards	$46,989	$72,870	$642,413	$61,054
Profits distributions to holders of Class B Units	456	5,757	6,107	38,070
Total stock-based compensation expense	$47,445	$78,627	$648,520	$99,124
(2)Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$10,568	$15,058	$124,916	$18,226
Sales and marketing	840	1,022	14,910	2,225
General and administrative	36,037	62,547	508,694	78,673
Total stock-based compensation expense	$47,445	$78,627	$648,520	$99,124

Note: Our stock-based compensation expense stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and primarily relates to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value included in overall stock-based compensation expense. However, following the consummation of the Transaction, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities will cease. Stock-based compensation going forward will be based upon any stock-based compensation associated with our new incentive award plan and is expected to be in line with stock-based compensation that \may be seen at companies similar to MarketWise.

Balance sheet

(Unaudited, in thousands)	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$241,532	$114,422
Accounts receivable	8,965	12,398
Prepaid expenses	7,911	8,530
Related party receivables	775	874
Related party notes receivable, current	292	—
Restricted cash	500	505
Deferred contract acquisition costs	68,548	42,019
Other current assets	2,087	1,889
Total current assets	330,610	180,637
Property and equipment, net	1,300	1,417
Operating lease right-of-use assets	11,826	12,337
Intangible assets, net	9,496	5,278
Goodwill	23,338	18,101
Deferred contract acquisition costs, noncurrent	113,029	65,217
Related party notes receivable, noncurrent	861	1,148
Other assets	715	678
Total assets	$491,175	$284,813
Liabilities and members’ deficit
Current liabilities:
Trade and other payables	$4,718	$11,969
Related party payables, net	1,231	2,515
Accrued expenses	65,258	32,134
Deferred revenue and other contract liabilities	324,675	278,267
Derivative liabilities	662	—
Operating lease liabilities	1,223	1,077
Other current liabilities	24,805	19,576
Total current liabilities	422,572	345,538
Class B Units - related party	1,235,648	593,235
Deferred revenue and other contract liabilities, noncurrent	382,797	254,481
Derivative liabilities, noncurrent	1,955	4,343
Operating lease liabilities, noncurrent	7,512	7,826
Total liabilities	2,050,484	1,205,423
Commitments and Contingencies	—	—
Members’ deficit:
Class A members’ units, 528,519 and 547,466 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively	(1,552,174)	(914,728)
Accumulated other comprehensive income (loss)	(118)	(17)
Total members’ deficit	(1,552,292)	(914,745)
Non-controlling interest	(7,017)	(5,865)
Total members’ deficit attributable to MarketWise	(1,559,309)	(920,610)
Total liabilities, non-controlling interest, and members’ deficit	$491,175	$284,813

Cash flows

(Unaudited, in thousands)	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(623,479)	$(97,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,447	1,273
Stock-based compensation	43,880	11,258
Change in fair value of derivative liabilities – Class B Units	598,533	49,796
Change in fair value of derivative liabilities – other	(1,726)	997
Unrealized losses on foreign currency	(79)	29
Noncash lease expense	908	1,481
Gain on sale of cryptocurrencies	(105)	—
Changes in operating assets and liabilities:
Accounts receivable	3,433	(614)
Related party receivables and payables, net	(1,185)	(5,151)
Prepaid expenses	619	(595)
Other current assets and other assets	(83)	(384)
Cryptocurrency intangible assets	109	31
Deferred contract acquisition costs	(74,341)	(22,091)
Trade and other payables	(7,172)	3,403
Accrued expenses	32,946	654
Deferred revenue	172,849	78,266
Operating lease liabilities	(565)	(1,333)
Other current and long-term liabilities	5,229	5,597
Net cash provided by (used in) operating activities	151,218	25,199
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(7,139)	—
Acquisition of non-controlling interests, including transaction costs	—	(9,164)
Purchases of property and equipment	(62)	(214)
Purchases of intangible assets	(857)	—
Capitalized software development costs	(20)	—
Net cash used in investing activities	(8,078)	(9,378)
Cash flows from financing activities:
Principal payments on long-term debt – related party	—	(5,390)
Issuance of related party notes receivable	(292)	(1,437)
Proceeds from related party notes receivable	287	5,446
Distributions to members	(15,098)	(66,145)
Distributions to noncontrolling interests	(831)	(423)
Net cash used in financing activities	(15,934)	(67,949)
Effect of exchange rate changes on cash	(101)	27
Net increase in cash, cash equivalents and restricted cash	127,105	(52,101)
Cash, cash equivalents and restricted cash — beginning of period	114,927	172,084
Cash, cash equivalents and restricted cash — end of period	$242,032	$119,983

MarketWise Investor Relations Contact
Shannon Devine / Jamie Lillis

Solebury Trout
(800) 290-4113
ir@marketwise.com
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